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Exhibit 10.8

ALLSCRIPTS, INC.
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT, (this "Agreement") is effective as of this 8th day of October, 2002, by and between Allscripts, Inc., a corporation organized and existing under the laws of the State of Illinois, with its principal place of business at 2401 Commerce Drive, Libertyville, Illinois 60048 ("Company") and William J. Davis ("Executive").

RECITALS

        WHREAS, Company desires to employ Executive as its Chief Financial Officer; and

        WHEREAS, Executive desires to be employed by Company in the aforesaid capacity.

        NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.    Employment.

        Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Financial Officer of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the "Bylaws") or as shall be delegated or assigned to Executive by the Chief Executive Officer of Company (the "CEO") from time to time. Executive shall report to the CEO and carry out his responsibilities hereunder on a full-time basis for and on behalf of Company. Executive agrees that, during the term of this Agreement, Executive shall not act as an officer of any entity other than Company without the prior written consent of Company.

2.    Effective Date and Term.

        The initial term of Executive's employment by Company under this Agreement shall commence as of October 8, 2002 (the "Effective Date") and shall continue in effect for a term of two (2) years, unless earlier terminated as provided herein. Thereafter, this Agreement shall automatically renew for additional and successive terms of one (1) year each, unless either Company or Executive elects not to renew this Agreement upon the expiration of the initial term or any renewal term by providing written notice of such non-renewal to the other party at least one hundred eighty (180) days prior to the expiration of the then current term. As used herein, the term "Employment Period" shall mean the period from the Effective Date until the termination of the Agreement (i) for non-renewal pursuant to this Section 2, or (ii) pursuant to Section 4 herein.

3.    Compensation and Benefits.

        In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

        3.1    Base Salary.    During the Employment Period, Company shall pay to Executive an annual base salary at a rate of two hundred twenty-five thousand dollars ($225,000) per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with

Company's normal payroll practices and procedures. Executive's base salary shall be reviewed annually prior to the beginning of each Fiscal Year (as defined below) during the Employment Period by the CEO or the Board of Directors of Company (the "Board"), or a committee of the Board, and may be increased in the sole discretion of the CEO, Board, or such committee of the Board, based on Executive's performance during the preceding Fiscal Year. For purposes of this Agreement, the term "Fiscal Year" shall mean the fiscal year of the Company, commencing on January 1 of each year and ending on December 31. Executive's base salary, as such base salary may be increased annually hereunder, is hereinafter referred to as the "Base Salary."

        3.2    Performance Bonus.    Executive shall be eligible to receive a cash bonus with respect to each Fiscal Year (after 2002) of Company that ends during the term of this Agreement (the "Performance Bonus"). Payment of the Performance Bonus, if any, will be subject to the sole discretion of the CEO, Board or a committee of the Board, and the amount of any such Performance Bonus will be determined by, and based upon criteria selected by, the CEO, Board or such committee, but in no event shall be less than sixty thousand dollars ($60,000). In addition, Executive shall receive a bonus with respect to fiscal year 2002 of fifteen thousand dollars ($15,000). Bonuses are payable after completion and certification of the audited financial statements for the Fiscal Year in question.

        3.3    Benefits.    During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

        3.3.1    Vacation.    Executive shall be entitled to fifteen (15) business days per Fiscal Year of paid vacation, such vacation time not to be cumulative (i.e., vacation time not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year).

        3.3.2    Participation in Benefit Plans.    Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and his eligible dependents, which are generally available to Company's senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company for its senior executives generally, in accordance with the general eligibility criteria therein.

        3.3.3    Physical Examination.    Executive shall be entitled to receive reimbursement for the cost of one general physical examination per twelve (12) month period during the term of the Agreement from a physician chosen by Executive in his reasonable discretion.

        3.3.4    Perquisites.    Executive shall be entitled to such other benefits and perquisites that are generally available to Company's senior executive employees and as provided in accordance with Company's plans, practices, policies and programs for senior executive employees of Company.

        3.3.5    Indemnification.    Executive shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and directors' and officers' insurance coverage, to the extent made available to other senior executives, in accordance with the Bylaws and all other applicable policies and procedures of Company.

        3.4    Expenses.    Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of his duties under this Agreement from time to time upon Executive's submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

        3.5    Stock Awards.    Executive shall be eligible to participate in any applicable stock bonus, stock option, or similar plan implemented by Company and generally available to its senior executive employees, including, without limitation, Company's Amended and Restated 1993 Stock Incentive Plan

approved by the Board and Company's shareholders on or about June 7, 1999 (the "Plan") for the grant of options to Executive as approved by the Board.

4.    Termination of the Agreement Prior To the Expiration.

        This Agreement and the Employment Period of Executive may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the "Termination Date"):

4.1  Termination upon Death or Disability of Executive.

        4.1.1    This Agreement and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive's estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.4 of the Agreement.

        4.1.2    Company may terminate this Agreement and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be "disabled" if Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician of Company's choice, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive's capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive's shall be final and binding on the parties. Any termination of the Agreement under this Section 4.1.2 shall be effected without any adverse affect on Executive's rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without cause.

        4.2    Termination by Company for Cause.    Company may terminate this Agreement and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided however, that Executive shall have a period of ten (10) days (or such longer period not to exceed 30 days as would be reasonably required for Executive to cure such action or inaction) after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term "Cause" shall mean:

        4.2.1    the willful or grossly negligent failure by Executive to perform his duties and obligations hereunder in any material respect, other than any such failure resulting from the disability of Executive;

        4.2.2    Executive's conviction of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that Executive is arrested or indicted for a crime or offense related to any of the foregoing, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;

        4.2.3    Executive's violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Company; or

        4.2.4    Executive's material violation of any generally recognized policy of Company, Executive's refusal to follow the lawful directions of the Board, or Executive's insubordination to his supervisor.

        Notwithstanding the foregoing, any notice and lapse of time period provided in this Section 4.2 shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months.

        4.3    Termination without Cause.    Either party may terminate this Agreement and the Employment Period without cause upon thirty (30) days prior written notice to the other party. If either party elects not to renew this Agreement for any renewal period pursuant to Section 2 hereof, such election shall not constitute a termination of the Employment Period without cause.

        4.4    Termination by Executive for Constructive Discharge.

        4.4.1    Executive may terminate this Agreement and the Employment Period, in accordance with the process set forth below, a result of a Constructive Discharge. For purposes of this Agreement "Constructive Discharge" shall mean:

    (i)
    a failure of Company to meet its obligations in any material respect under this Agreement, including, but not limited to, any reduction in or failure to pay the Base Salary;

    (ii)
    a material diminution in or other substantial adverse alteration in the nature or scope of Executive's responsibilities with Company;

    (iii)
    Executive has been asked to relocate his principal place of business to a location that is more than fifty (50) miles from Company's offices located in Libertyville, Illinois; or

    (iv)
    there has been a Change of Control of Company.

        4.4.2    For purposes of this Agreement, a "Change of Control" shall mean any one of the following events:

    (i)
    the acquisition by any person or group of beneficial ownership of stock possessing more than thirty percent (30%) of the outstanding securities of Company which generally entitle the holder thereof to vote for the election of directors ("Voting Power"), except that (a) no such person or group shall be deemed to own beneficially (1) any securities acquired directly from Company pursuant to a written agreement with Company, or (2) any securities held by the Company or a subsidiary of Company ("Subsidiary"), or any employee benefit plan (or related trust) of Company or a Subsidiary; and (b) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or

    (ii)
    the individuals who constitute the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the date of this Agreement whose election or nomination for election by Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered, for purposes of this section, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the 1934 Act); or

    (iii)
    Company effects: (a) a merger, reorganization or consolidation of Company with respect to which the individuals and entities who were the respective beneficial owners of the shares of common stock and Voting Power of Company immediately before such merger, reorganization or consolidation do not, immediately after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the Voting Power of the corporation resulting from such merger, reorganization, or consolidation; (b) a liquidation or dissolution of Company; or (c) a sale or other disposition of all or substantially all of the assets of Company.

        4.4.3    For purpose of the foregoing definition, the terms "beneficially owned" and "beneficial ownership" and "person" shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and "group" means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act.

        4.4.4    In the event of a Constructive Discharge other than as a result of a Change in Control, Executive shall have the right to terminate this Agreement and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of a Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of ten (10) days after receipt by Company of such written notice and Company has not cured such Constructive Discharge within the 10-day period. If Company so effects a cure, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The effective date of a Constructive Discharge shall be: (i) in the event of a Constructive Discharge under Section 4.4.1(i) or (ii), the effective date of the event giving rise to the Constructive Discharge; or (ii) in the event of a Constructive Discharge under Section 4.4.1(iii), the date on which Executive receives notice of the request to relocate.

        4.4.5    In the event of a Constructive Discharge as a result of a Change of Control, Executive shall have the right to terminate this Agreement and receive the benefits set forth in Section 4.5.2 upon delivery of written notice to Company no later than six (6) months following the effective date of the Change of Control.

        4.5    Rights upon Termination.    Upon termination of this Agreement and the Employment, the following shall apply:

        4.5.1    Termination by Company Without Cause or for Constructive Discharge.    If Company terminates the Employment Period without Cause (other than a non-renewal by Company under Section 2), or if Executive terminates the Employment Period as a result of a Constructive Discharge, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, subject to Section 4.5.2, below, Company shall be obligated to pay Executive (or provide Executive with) the following benefits as severance:

    (i)
    one (1) year of Executive's Base Salary, payable in twelve (12) equal monthly installments commencing on the Termination Date, equal to Executive's annual Base Salary in effect immediately prior to the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof);

    (ii)
    the Performance Bonus for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus to be determined in the manner it would have been determined under Section 3.2 had there been no termination of the Employment Period), payable in twelve (12) equal monthly installments commencing on the fifteenth day of the first full month following the Termination Date; and

    (iii)
    continuation of Executive's then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.2.2 for a period of twelve (12) months following the Termination Date, with Executive's contribution to such plans as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company; provided, however that Company may terminate such coverage if payment from Executive is not made within ten (10) days of the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer.

    (iv)
    any stock options or other awards granted to Executive pursuant to Section 3.5 that have not vested as of the Termination Date shall vest in full upon the Termination Date.

        4.5.2    Additional Severance Upon Termination for Change of Control.    If Executive terminates the Employment Period pursuant to Section 4.4 by reason of a Change of Control, then Executive shall be entitled to receive the compensation and benefits described in Section 4.5.1 (except for those benefits described in Sections 4.5.1(i) and (ii)) and the following additional benefits as severance:

    (i)
    payment in a lump sum of an amount equal to the product of Executive's Base Salary in effect as of the Termination Date; and

    (ii)
    a lump sum payment of the Performance Bonus for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus to be determined in the manner it would have been determined under Section 3.2 had there been no termination of the Employment Period).

        4.5.3    Termination With Cause by Company or Without Cause by Executive.    If Company terminates the Employment Period with Cause, or if Executive terminates the Employment Period other than as a result of a Constructive Discharge or a non-renewal under Section 2, Company shall be obligated to pay Executive (i) any Base Salary amounts that have accrued but have not been paid as of the Termination Date; and (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). No other amounts shall be payable.

        4.5.4    Termination Upon Death or Disability.    If the Employment Period is terminated because of the death or disability of Executive, Company shall be obligated to pay Executive or, if applicable, Executive's estate, the following amounts: (i) earned but unpaid Base Salary; (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period); and (iii) the amount of Executive's Performance Bonus, if any, for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus, if any, to be determined in the manner it would have been determined under Section 3.2 had there been no termination of the Employment Period), payable as follows: (a) fifty percent (50%) of such Performance Bonus shall be paid on the Termination Date; and (b) the remaining fifty percent (50%) shall be paid in twelve (12) equal monthly installments commencing on the fifteenth day of the first full month following the Termination Date.

        4.5.5    Termination for Non-Renewal by Company.    If the Employment Period is terminated by reason of a non-renewal by Company under Section 2, then Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, Company shall be obligated to pay Executive as severance one (1) year of Executive's Base Salary, payable in twelve (12) equal monthly installments commencing on the Termination Date, equal to Executive's annual Base Salary in effect immediately prior to the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof).

        4.6    Effect of Notice of Termination.    Any notice of termination by Company, whether for Cause or without cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

5.    Noncompetition and Confidentiality.

        5.1    Covenant Not to Compete.    During the Employment Period and for a period of one (1) year after the expiration or earlier termination of the Employment Period (other than a termination by Company without Cause or a termination by Executive for Constructive Discharge), Executive shall not, (i) directly or indirectly act in concert or conspire with any person employed by Company in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct Competitor (provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). For purposes of this Agreement, the term "Direct Competitor" shall mean any person or entity engaged in the business of marketing or providing within the continental United States prescription products or services for pharmacy benefit management products or services including, without limitation, prepackaged prescription products or services, point of care pharmacy dispensing systems, point of care decision support or clinical software for physicians, mail service pharmacy products or services, or pharmaceuticals or pharmaceutical delivery systems.

        5.2    No Solicitation of Employees.    During the Employment Period and for a period of one (1) year following the expiration or earlier termination of the Employment Period for any reason, Executive shall not, directly or indirectly, whether for its own account or for the account of any other individual or entity, (i) employ, hire or solicit for employment, or attempt to employ, hire or solicit for employment, any Employee (as defined below), (ii) divert or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with or circumvent Company's relationship with, any Employees, or (iii) induce or attempt to induce, directly or indirectly, any Employee to terminate his or her employment or other business relationship with Company. For purposes of this Section 5.2, "Employee" shall mean any person who is or was employed by Company during the Employment Period; provided, however, that "Employee" shall not include any person (a) whose employment with Company was terminated by Company without cause, or (b) who was not employed by Company at any time during the six (6) month period immediately prior to the Termination Date.

        5.3    Confidential Information.    Company has advised Executive, and Executive acknowledges, that it is the policy of Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to Company. Executive shall not at any time, directly or indirectly divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Executive's employment), nor use in any manner, either during the Employment Period or after the termination of the Employment Period for any reason, any Protected Information, or cause any such information of Company to enter the public domain, except as required by law or court order. "Protected Information" means trade secrets, confidential and proprietary business information of Company, and any other information of Company, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with Company, is not Protected Information.

        5.4    Injunctive Relief. Executive acknowledges and agrees that the restrictions imposed upon him by this Section 5 and the purpose for such restrictions are reasonable and are designed to protect the Protected Information and the continued success of Company without unduly restricting Executive's future employment by others. Furthermore, Executive acknowledges that in view of the Protected Information of Company which Executive has or will acquire or has or will have access to and the necessity of the restriction contained in this Section 5, any violation of the provisions of this Section 5 would cause irreparable injury to Company and its successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Executive consents and agrees that if he violates any of the provisions of this Section 5, the company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including monetary damages, to an injunction to be issued by a court of competent jurisdiction, restraining Executive from committing or continuing any violation of this Section 5.

6.    No Set-Off or Mitigation.

        The Company's obligation to make the payments provided or in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7.    Indemnification.

        To the fullest extent permitted by law, Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by Executive in connection with the defense or any lawsuit or other claim to which Executive is made a party by reason of being an officer, director or employee of Company or any of its Subsidiaries.

8.    Miscellaneous.

        8.1    Valid Obligation.    This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

        8.2    No Conflicts.    Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he/she is a party.

        8.3    Applicable Law.    This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois' choice of law statutes or decisions.

        8.4    Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one ore more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

        8.5    No Waiver.    The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

        8.6    Notices.    All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company:	Allscripts, Inc. 2401 Commerce Drive Libertyville, Illinois 60048 Attention: Chief Executive Officer
with a copy to:	Akin, Gump, Strauss, Hauer & Feld, L.L.P. 1333 New Hampshire Avenue, N.W. Washington, D.C. 20036 Attention: Philip Green
To Executive:	at current address on file with the Company

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

        8.7    Assignment of Agreement.    This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive's heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party. This Agreement shall be personal to Executive for all purposes.

        8.8    Entire Agreement; Amendments.    Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive's employment by Company and his obligations thereto. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

        8.9    Dispute Resolution and Arbitration.    The following procedures shall be used in the resolution of disputes:

        8.9.1    Dispute.    In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 8.9.2.

        8.9.2    Arbitration.    If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 8.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgement may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. The company shall pay the costs of arbitration.

        8.10    Survival.    The provisions of Sections 5, 7 and 8 of this Agreement shall survive the expiration or earlier termination of the Agreement.

        8.11    Headings.    Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

        8.12    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

        IN WITNESS WHREOF, the parties have executed this Agreement as of the date and year first above written.

ALLSCRIPTS, INC.
By:	/s/ LEE SHAPIRO
Name:	Lee Shapiro
Title:	President
EXECUTIVE:
/s/ WILLIAM J. DAVIS William J. Davis

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  Exhibit 10.8